Exhibit 10.5
THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

INFORMATION TECHNOLOGY
TRANSITION SERVICES AGREEMENT
BETWEEN
AMERICAN AIRLINES, INC.
AND
AMERICAN EAGLE AIRLINES, INC.
DATED AS OF               , 2011

- i -

- ii -

Section 19.10 Remedies Cumulative	34
Section 19.11 Jurisdiction	34
Section 19.12 Further Assurances	35
Section 19.13 No Third Party Beneficiaries	35
Section 19.14 Counterparts	35
Section 19.15 Survival of Certain Obligations	35

- iii -

INFORMATION TECHNOLOGY
TRANSITION SERVICES AGREEMENT
This Information Technology Transition Services Agreement is dated as of ______, 2011 (the “Effective Date”), among American Airlines, Inc., a Delaware corporation (together with its successors and permitted assigns, “American”), and American Eagle Airlines, Inc., a Delaware corporation (together with its successors and permitted assigns, “Eagle”).
BACKGROUND
     WHEREAS, in connection with the contemplated separation of AMR Corporation, a Delaware corporation (together with its successors and permitted assigns, “AMR”) and AMR Eagle Holding Corporation a Delaware corporation (together with its successors and permitted assigns, “Eagle Holding”), AMR and Eagle Holding will enter into a Separation and Distribution Agreement; and
     WHEREAS, as contemplated in the Separation and Distribution Agreement, American will provide Eagle and Eagle’s Affiliates with certain transitional information technology services for a limited period of time, as more particularly described in this Agreement;
     WHEREAS, Eagle desires to receive the services as described in this Agreement; and
     WHEREAS, contemporaneously herewith certain Ancillary Agreements are being executed that are critical to the purposes of this Agreement, which Ancillary Agreements shall be deemed consideration for this Agreement; it being understood that without such Ancillary Agreements this Agreement would not have been executed.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, American and Eagle, for themselves, their successors and assigns, agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
The following terms shall have the meanings set forth below for all purposes of this Agreement and shall be equally applicable to both the singular and the plural forms of the terms defined herein. All references to specific Schedules as set forth in this Agreement shall be those certain schedules attached hereto, which shall be deemed incorporated herein by reference and a part hereof for all purposes.
     “Affiliate” shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another Person.
     “Agreement” shall mean this Information Technology Transition Services Agreement between American and Eagle (including the Schedules), as it may be amended or supplemented from time to time in accordance with its terms.

     “Air Services Agreement” shall mean that certain Air Services Agreement dated as of August 31, 2011, by and between American and Eagle and Executive Airlines, Inc.
     “American” shall have the meaning given to such term in the Introductory Paragraph.
     “American’s Representative” shall mean the individual agent or representative designated by American to be American’s formal liaison with or representative to Eagle for matters relating to the Agreement.
     “AMR” shall have the meaning given to such term in the Background.
     “Ancillary Agreements” shall have the meaning given to such term in the Separation and Distribution Agreement.
     “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday unless such day shall be a day when the Federal Reserve Bank of Dallas, or any Governmental Authority then performing similar functions in or around Fort Worth, Texas, is closed. A Business Day shall be deemed to end at 5:00 p.m., Central time.
     “Change of Control” shall have the same meaning as that term has in the Air Services Agreement.
     “Confidential Information” shall mean any information or data, either oral or written, received by one Party from the other Party, whether pursuant to or in connection with this Agreement, and which is (a) marked as being “Confidential” or “Proprietary”; (b) otherwise reasonably identifiable as confidential or proprietary information; or (c) under the circumstances should reasonably be considered as confidential or proprietary information, including the terms and conditions of this Agreement; provided that “Confidential Information” shall not include (x) information received by a Party after the Distribution Date, free of any obligation of confidence at the time of the disclosing Party’s communication to the receiving Party; (y) information obtained from a third person or entity that is not prohibited from transmitting such information to the receiving Party as a result of a contractual, legal or fiduciary obligation to the Party whose information is being disclosed; or (z) information that is or becomes generally available to the public, other than as a result of disclosure by a Party in violation of this Agreement.
     “Consent” shall mean any written authorization, agreement, approval, consent, ratification, waiver or other authorization, and “Consented” shall mean the act of providing any such Consent.
     “Deficiency” shall mean American’s failure in rendering a Service at or above the applicable Level established under the Agreement. (“Deficient” has the correlative meaning.)
     “Dispute” shall have the meaning given to such term in Section 17.1.
     “Dispute Resolution Procedure” shall mean the procedure or process by which a Dispute shall be resolved (except as otherwise stated in the Agreement) as described in Article 17.

     “Distribution” shall have the meaning given to such term in the Separation and Distribution Agreement.
     “Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.
     “Eagle” shall have the meaning given to such term in the Introductory Paragraph.
     “Eagle Holding” shall have the meaning given to such term in the Background.
     “Eagle’s Representative” shall mean the individual agent or representative designated by Eagle to be Eagle’s formal liaison with or representative to American for matters relating to the Agreement.
     “Effective Date” shall have the meaning given to such term in the first paragraph of this Agreement.
     “Expiration” shall mean the expiration of the Term of the Agreement. For the avoidance of doubt, “Expiration” does not include a termination of the Agreement under Article 14. (“Expire” and “Expired” shall have correlative meanings.)
     “Fixed-Price Service” shall mean a Service the Price for which is a fixed amount, other than a fixed rate; provided that the Price for a Fixed-Price Service may adjust from time to time as provided in this Agreement.
     “Governmental Authority” shall mean any federal, state, municipal, local, territorial, or foreign government or any governmental department, commission, court, judicial body, instrumentality, board, bureau, agency, registry, regulatory authority or body or airport authority (including private airport authorities or any similar authority or governing board in any domestic or foreign jurisdiction, or any private or quasi-governmental entity, governing board or other Person with authority to lease, convey or otherwise grant or restrict rights to use or operate any airport facilities).
     “Ground Handling Agreement” shall mean that certain Master Ground Handling Agreement dated as of , 2011, by and between American and Eagle and Executive Airlines, Inc.
     “Indemnification Claim” shall mean a claim or demand of a Party, on its behalf or on behalf of one or more of its Indemnified Agents, for indemnification under Section 15.3.
     “Indemnification Claim Notice” shall mean a Notice from the Indemnified Party describing an Indemnification Claim and the amount or the estimated amount of that Indemnification Claim to the extent then feasible (though that estimate shall not be determinative of the final amount of that Indemnification Claim).
     “Indemnification Response Period” shall mean the thirty (30) days after an Indemnification Claim Notice is given during which the Indemnifying Party may investigate and determine its responsibility or liability for an Indemnification Claim and, if relating to a Third-

Party Claim, Notify the Indemnified Party of the Indemnifying Party’s election to defend that Third-Party Claim.
     “Indemnified Agents” shall mean collectively, the officers, directors, employees, and agents of a Party.
     “Indemnified Party” shall mean a Party entitled to, or seeking, indemnification, on its own behalf or on behalf of one or more of its Indemnified Agents, under Section 15.3.
     “Indemnifying Party” shall mean a Party that has or is alleged to have an obligation to indemnify the other Party in response to an Indemnification Claim.
     “Insolvency Event” shall have the meaning given to such term in Section 14.2(a).
     “Level” shall mean the scope, timeliness, or quantity of a Service or the location, intensity, or frequency at or with which a Service is or is to be rendered.
     “Licensed Programs” shall mean, collectively, the Software and Software Documentation.
     “Major Carrier” shall mean a U.S. or foreign air carrier or its Affiliates (other than American or its Affiliates), the consolidated annual revenues of which are in excess of ***** as reflected on its audited financial statements for its most recently completed fiscal year.
     “Material Breach” shall have the meaning given to such term in Section 14.2(b).
     “Migration Period” shall have the meaning given to such term in Section 14.4.
     “Migration Assistance Period” will mean a period of time the commencement of which will be designated in advance by Eagle and which shall not extend past ***** following the earlier of Expiration or termination of this Agreement.
     “Migration Assistance Services” will mean American’s reasonable cooperation with Eagle or another service provider designated by Eagle in the transfer of the discontinued Services to Eagle or such other service provider. Migration Assistance Services with respect to data migration will be limited to American providing data related to the discontinued Services in the format maintained by American, and Eagle will be responsible for converting the data into a different format.
     “Nonconforming Service” shall mean a Service that, as agreed by the Parties or otherwise determined by the Dispute Resolution Procedure, was or is Deficient.
     “Notice” shall mean a written notice, direction or instruction complying with Section 19.1. (“Notify” has the correlative meaning.)

*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

     “Parties” shall mean collectively, American and Eagle. (“Party” means either American or Eagle.)
     “Person” shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.
     “Price” shall mean the amount or rate, in either case whether fixed or variable and however measured, charged to Eagle for a Service, as provided in this Agreement.
     “Procedures Manual” has the meaning given to such term in Section 3.9.
     “Proceedings” shall mean any action, suit, claim, investigation, demand, audit, or other proceedings by or before any Governmental Authority or any arbitration proceedings.
     “Reasonable Efforts” shall mean the efforts of a Party that are commercially reasonable under the circumstances, which do not require a Party to institute or prosecute any Proceedings or to pay any Person other than that Party’s representatives or agents, including (only as to American) Subcontractors.
     “Regional Airline Services” shall have the meaning given to such term in the Air Services Agreement.
     “Representatives” shall mean collectively, American’s Representative and Eagle’s Representative.
     “Schedule” shall mean a Schedule to the Agreement that describes a Service or Services, the Price for that Service or Services, the basis of the Price for that Service or Services, the minimum Notice required before discontinuance and its or their Service-Specific Termination Date.
     “Separation and Distribution Agreement” shall mean that certain Separation and Distribution Agreement between AMR and Eagle Holding to be effective on or about the Effective Date.
     “Service” shall mean an individual service, to be rendered by American under the Agreement, as described in a Schedule.
     “Service-Specific Termination Date” shall mean the date upon which a particular Service terminates as specified in the applicable Schedule. If no Service-Specific Termination Date is provided for a Service in its Schedule, the Service will be provided during the Term.
     “Service Subcontract” shall mean an agreement or arrangement, oral or written, under which a Subcontractor is to render or perform any Service or part thereof on American’s behalf or in American’s stead.
     “Software” shall mean software programs, in both executable and source code form, that are (i) owned by American or an American Affiliate as of the Effective Date, (ii) that

American or an American Affiliate may license to Eagle as provided in this Agreement, and (iii) that are being used by Eagle to provide Regional Airline Services to American as of the Effective Date. Software includes, but is not limited to, the software programs identified on the attached Exhibit 1.
     “Software Documentation” shall mean the explanatory written materials and electronic files accompanying the Software.
     “Subcontract” shall mean American’s entering into a Service Subcontract. (“Subcontracted” and “Subcontracting” shall have correlative meanings.)
     “Subcontract Termination Penalty” shall mean *****.
     “Subcontractor” shall mean a Person, other than an employee of American, who or which enters into a Service Subcontract with American.
     “Tax” or “Taxes” means all forms of taxation imposed by a Governmental Entity, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, federation, or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium, and property taxes, together with any related interest, penalties, and additions to tax, or additional amounts, imposed by any Governmental Entity (domestic or foreign).
     “Term” shall have the meaning given to such term in Section 2.1.
     “Termination Date” shall mean the date on which the Agreement is terminated in accordance with Article 14.
     “Third-Party Claim” shall mean a claim of liability asserted against either Party by a Person other than the other Party or either Party’s Indemnified Agents.
     “Third Party IT Contract” shall mean an agreement or arrangement, oral or written, pursuant to which a Person, other than an American Affiliate, authorizes American to utilize any hardware, software or other intellectual property.
     “Use-Based Service” shall mean either (i) a Service the Price for which is variable, or (ii) a Service the Price for which is a fixed rate, but the amount due for that Service is determined by or based upon, at least in part, the extent of the actual use of American’s personnel or other assets.

*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

ARTICLE 2
TERM
     Section 2.1 Term. This Agreement commences on the Effective Date and will continue in effect until 11:59 p.m. CST on the day immediately preceding the sixth (6th) anniversary of the Effective Date, unless extended in accordance with Section 2.2 or terminated earlier by one or both of the Parties in accordance with Article 14 (the “Term”).
     Section 2.2 Extension. The Term or any Service-Specific Termination Date may be extended only by the mutual written agreement of the Parties.
ARTICLE 3
SERVICES
     Section 3.1 Services. American shall render, and Eagle shall pay for each Service until its Service-Specific Termination Date, unless the Service is earlier discontinued pursuant to Section 4.2, 4.3 or 4.5 or the Agreement is earlier terminated.
     Section 3.2 Service Level. American shall provide each Service at no less than the Level it provided such Service to Eagle or Eagle’s Affiliates on the Effective Date; provided that the Level of any Service may be changed by the mutual written agreement of the Parties.
     Section 3.3 Recipients of Services. The Services shall be rendered solely to, or for the direct benefit of, Eagle and Eagle’s Affiliates. Neither Eagle nor any Eagle Affiliate may assign, license, or otherwise transfer or provide, whether for or without consideration, any right to any Service, in whole or in part, to any Person other than Eagle or an Eagle Affiliate. Eagle or an Eagle Affiliate may, however, provide any other Person (whether for or without consideration) any product or information of Eagle or any Eagle Affiliate resulting or derived from any Service, to the extent not prohibited by Article 9. Eagle and Eagle Affiliates may allow its third party contractors to access and use the Services for the direct benefit of Eagle and Eagle Affiliates.
     Section 3.4 Change of Control. If a Change of Control shall have occurred involving a Major Carrier or any Person directly or indirectly controlling a Major Carrier, Eagle and American shall negotiate in good faith to amend the pricing in this Agreement to reflect the greater of (i) *****, or (ii) *****. If the Parties are not able to mutually agree on amended pricing, either Party may request that they attempt to resolve the pricing pursuant to Section 17.1(b); provided that the failure of the Parties to resolve such pricing within thirty (30) days after referral to the Senior Vice President of Marketing and Planning of American and the Chief Executive Officer of Eagle shall not be considered a breach of this Agreement, but shall only entitle American to terminate this Agreement upon ***** Notice to Eagle.

*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

     Section 3.5 Eagle Material Growth. If Eagle or any Eagle Affiliate is reasonably anticipated to undergo a material increase in its personnel or operations which would increase the amount of Services required by Eagle under this Agreement, Eagle and American shall meet and confer in accordance with the provisions set forth in Section 17.1(b) regarding appropriate changes to this Agreement, including the pricing; provided that the failure of the Parties to resolve such material growth issue within ***** after referral to the Senior Vice President of Marketing and Planning of American and the Chief Executive Officer of Eagle shall not be considered a breach of this Agreement, and American will have no obligation to increase any Services to support the material growth.
     Section 3.6 Access to Premises. Eagle and the Eagle Affiliates shall afford access to their respective premises as necessary or reasonably appropriate to permit a Service to be rendered. Subject to American’s security and other rules and regulations, American will permit Eagle access to those portions of American’s premises from which the Services are performed, as reasonably requested by Eagle from time to time.
     Section 3.7 Subcontracting Services. American has Subcontracted certain of the Services, in whole or in part, before the Effective Date. Additionally, American may, without any Consent of Eagle, (i) Subcontract any Service, in whole or in part, to any Person, including any Affiliate of American, (ii) amend any Service Subcontract, or (iii) cease to Subcontract any Service, in whole or in part. American shall remain responsible for the rendering to Eagle of any Service that is Subcontracted, in whole or in part. In the event that American intends to Subcontract any Service or amend any Service Subcontract, and such new Subcontract or amendment would result in Eagle being potentially responsible for any new material Subcontract terms different from those under the previous or un-amended Subcontract, including but not limited to an increased Subcontract Termination Penalty, then such fact will be discussed during the meetings contemplated by Section 3.10. American will use its Reasonable Efforts to notify Eagle of such fact one hundred twenty (120) days prior to the effectiveness of such Subcontract or amendment to enable Eagle the opportunity to discontinue the applicable Service before the effectiveness of such Subcontract according to Section 4.2.
     Section 3.8 Information Regarding Services. Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information. Notwithstanding the foregoing, a Party shall have no obligation to provide any information that is subject to a confidentiality obligation owed by it to a Person other than an Affiliate of it or the other Party. A Party shall not be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from the other Party that is required or reasonably requested regarding that Service.
     Section 3.9 Change Control Process. All changes to the Services will be performed in accordance with the Procedures Manual and, prior to the completion of the Procedures

*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

Manual, in accordance with American’s change control procedures. Within a reasonable period of time following the Effective Date, American will deliver to Eagle for Eagle’s reasonable approval, a draft management procedures manual. Eagle will provide reasonable comments to the draft procedures manual within twenty (20) business days after receipt from American. American will deliver the revised draft procedures manual to Eagle within ten (10) business days after receipt of Eagle’s comments, or as otherwise agreed. Provided that American has incorporated the reasonable changes requested or addressed the reasonable comments provided by Eagle, the procedures manual shall be final (the “Procedures Manual”). American will periodically prepare updates to such Procedures Manual to reflect any changes in the procedures described therein within a reasonable time after such changes are made. The Procedure Manual will include a process to inform Eagle in advance of any non-emergency changes that might have a material negative impact on Eagle’s receipt of any of the Services.
     Section 3.10 Knowledge Sharing. Three times each year, or on such other schedule as the Parties may agree to from time to time, American’s Representative and Eagle’s Representative will meet in order to (A) discuss American’s technology plans and potential changes in how the Services are to be performed that might result in the discontinuance of any Services or that might impact the cost of, or Eagle’s receipt of, the Services, (B) discuss American’s and Eagle’s timeline for discontinuance of any of the Services and the potential ramifications to other Services, (C) discuss technology trends in general and as they relate to the airline industry, and (D) discuss any Deficiencies and potential solutions to decrease Deficiencies in the future.
     Section 3.11 Warranty Disclaimer. AMERICAN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY SERVICE OTHER THAN AS STATED IN THIS AGREEMENT. AMERICAN SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE SERVICES.
ARTICLE 4
DISCONTINUANCE OF SERVICES
     Section 4.1 Potential Discontinuance. In the event a Party contemplates discontinuing a Service or part of a Service, such Party may give the other Party Notice of such potential discontinuance. Following delivery of such Notice, the Parties shall promptly meet and confer (such meeting may be pursuant to Section 3.10) to discuss potential risks, costs and expenses expected to be incurred by the Parties as a result of the discontinued Services(s), including any Subcontract Termination Penalty. The Parties shall then (a) use Reasonable Efforts to mutually develop a transition plan to manage and mitigate such risks, costs and expenses, and (b) use Reasonable Efforts to implement any such mutually-developed plan. Any such plan shall take into account the information technology needs and capabilities of each Party, the impact on customers and employees, and the cost to each of the Parties. Notwithstanding the development of a plan as provided above, a Service will not be discontinued until Notice of discontinuance is given as provided in Section 4.2, Section 4.3 or Section 4.5.

     Section 4.2 Eagle Discontinuance. Eagle may discontinue or terminate any Service or part of a Service by giving American prior Notice of not less than the minimum Notice provided on the applicable Schedule, and if no such minimum Notice period is provided, not less than thirty (30) days. If only part of a Service is discontinued, Eagle and American shall meet and confer in accordance with the provisions set forth in Section 17.3 regarding appropriate changes to this Agreement, including the pricing, to reflect the impact on this Agreement as a result of the partial Service discontinuance. Any Service that is the subject of a Notice of discontinuance shall continue to be rendered by American until the effective date of the discontinuance, and Eagle shall pay for that Service rendered until that date. Eagle may not unilaterally rescind its Notice of discontinuance without American’s Consent.
     Section 4.3 American Discontinuance. American may discontinue or terminate any Service by giving Eagle, to the extent possible in the circumstance, reasonable prior Notice in the event that:
     (a) American decides to transition to new technology to provide such Service for itself;
     (b) a Service Subcontract or a Third Party IT Contract required to perform such Service terminates or expires due to a third Person’s refusal or inability to perform the relevant Service Subcontract; or
     (c) American decides to cease providing such Service for itself, except for Eagle’s unique Services, as identified in the appropriate Schedule.
     Section 4.4 Service Level and Price of Discontinued Services. Until the date of its discontinuance, a Service that is the subject of a Notice of discontinuance shall be rendered at the same Level and for the same Price as if the Notice of discontinuance had not been given.
     Section 4.5 Impossible Services. If American reasonably determines that the discontinuance of any Service or part of a Service would make it functionally impossible to continue any other Service, in whole or in part, American shall promptly Notify Eagle of that determination. If such Notice was the result of Eagle’s discontinuance of a Service or part of a Service under Section 4.2, and Eagle determines that it requires such functionally impossible Service to continue and desires to revoke its Notice of discontinuance, then Eagle shall promptly Notify American and the Parties will work in good faith, at Eagle’s expense, to mitigate the impact of such impossibility or, if possible, reinstate such discontinued Service or part thereof.
     Section 4.6 Migration Assistance. In the event of (i) the discontinuance of any Service under Section 4.2, Section 4.3 or Section 4.5, (ii) Expiration, or (iii) termination of the Agreement by Eagle under Section 14.2, upon Eagle’s request and at no additional cost, American will provide the Migration Assistance Services during the Migration Assistance Period.
     Section 4.7 Reinstatement of Discontinued Service. A Service that has been discontinued under this Agreement may only be reinstated by the mutual written agreement of American and Eagle.

ARTICLE 5
SERVICES OBTAINED FROM OTHERS
     Section 5.1 Upon Discontinuance. Eagle need not obtain American’s Consent to perform itself or obtain from any other Person, upon and after the discontinuance of any Service, any service or services that substitute for the Service that has been discontinued.
     Section 5.2 Before Discontinuance. Eagle need not obtain American’s Consent to perform itself or obtain from any other Person any service or services to supplement or substitute for all or any portion of a Service, so long as Eagle continues to pay for the Service to the extent such Service is provided by American in accordance with this Agreement, including the corresponding Schedule.
ARTICLE 6
PRICES
     Section 6.1 Pricing. The Price payable by Eagle for each Service is provided in the applicable Schedule and this Article 6.
     Section 6.2 Price Increases. In the event that American’s costs or expenses for performing any of the Services increase during the Term, including increases in third party costs for products and services, American may equitably increase the Prices to reflect American’s actual costs and expenses to provide the Services to Eagle upon no less than thirty (30) days prior Notice to Eagle.
ARTICLE 7
PAYMENT
     Section 7.1 Invoices. American shall submit to Eagle monthly one or more invoices for the Services. Each invoice shall indicate:
     (a) the amount charged for each Service covered by that invoice;
     (b) if the Service is a Use-Based Service, the calculation of the invoiced amount or the basis on which that amount was determined; and
     (c) if that invoice includes any credit or offset for Eagle, the amount and purpose of that credit or offset.
Each invoice should also indicate the sales, use, or similar taxes being collected on each Service, or part of a Service, that American believes to be so taxable. An invoice may cover more than one Service.

     Section 7.2 Payment. Other than amounts subject to a good faith Dispute, Eagle shall pay the amount of each invoice within ***** after the date of that invoice.
     Section 7.3 Method of Payment. Eagle shall pay American by electronic transfer of funds to a bank account designated by American. All payments shall be made in United States currency.
ARTICLE 8
RECORDS
     Section 8.1 Record Keeping.  Each Party shall create and maintain accurate books and records regarding the Services rendered and the amounts charged and paid or received under this Agreement. American’s records shall include information regarding the determination of amounts charged or invoiced to Eagle for Use-based Services.
Each Party shall create and maintain those records with the same degree of completeness and care as it maintains its other similar business records. Each Party shall maintain those records for the time or times required by applicable law or regulation, except that a Party shall, upon request of the other Party, maintain any of those records for a longer time if the requesting Party pays the additional expenses incurred in complying with that request.
     Section 8.2 Examination. Each Party shall be entitled to examine, through its authorized representatives or agents and at its own expense, the records that the other Party is required to maintain under this Agreement. Unless otherwise required by a Governmental Authority, this examination right may be exercised only by three Business Days’ prior Notice to the other Party, and the examination may be made only during the other Party’s normal business hours or at any other reasonable time or times to which the other Party may consent. An examination shall be performed in a manner that does not unreasonably disrupt the other Party’s normal business operations. This examination right will continue:
     (a) for two years after Expiration or the Termination Date of this Agreement; and
     (b) thereafter, as long as necessary to enable a Party to respond to any Third-Party Claim or to a request or order issued by a court or another Governmental Authority.
The Party conducting an examination may make and take away copies of any or all of the other Party’s records being examined.

*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

ARTICLE 9
CONFIDENTIAL INFORMATION
     Section 9.1 Confidential Information. Except as required by any law, rule or regulation of a Governmental Authority, stock exchange listing requirement, or in any proceeding to enforce the provisions of this Agreement, American and Eagle hereby agree not to publicize or disclose to any third party any Confidential Information, the terms or conditions of this Agreement, any Ancillary Agreement or any exhibit, schedule or appendix hereto or thereto, without the prior Consent of the other Party, except that a Party may disclose such information to its third party consultants, advisors and representatives, in each case, that have agreed to keep such information confidential; it being understood that American or Eagle, as the case may be, shall be responsible for any such third party. Except as required by any law, rule or regulation of a Governmental Authority, stock exchange listing requirement, or in any proceeding to enforce the provisions of this Agreement or any Ancillary Agreement, American and Eagle hereby agree (x) not to disclose to any third party any Confidential Information without the prior Consent of the Party providing such Confidential Information except that a Party may disclose such information to its third party consultants, advisors and representatives, in each case, that have agreed to keep such Confidential Information confidential, and (y) not to use any such Confidential Information of the other Party other than in connection with performing their respective duties and obligations or enforcing their respective rights and privileges under this Agreement, or as otherwise expressly contemplated by this Agreement. If any Party is served with a subpoena or other process requiring the production or disclosure of any Confidential Information, then the Party receiving such subpoena or other process, before complying with such subpoena or other process, shall promptly provide Notice to the other Party of same and permit said other Party a reasonable period of time to intervene and contest disclosure or production, but only to the extent such Party is able to do so and still comply with any law, rule or regulation of a Governmental Authority or any stock exchange listing requirement. Upon any Expiration or termination of this Agreement, each Party must, at the written request of the other Party, return or destroy Confidential Information received from the other Party which is still in the recipient’s possession or control and certify its compliance with such written request; provided, that (i) the recipient’s legal counsel may retain a single archival copy of such information only for evidentiary purposes, and (ii) the recipient shall not be required to delete information from back-up or archival electronic storage; provided further, that such retained Confidential Information shall continue to be held confidential pursuant to the terms hereof. This Section 9.1 shall survive the Expiration or termination of this Agreement for a period of ten (10) years; provided, that personally identifiable information shall remain subject to this Section 9.1 in perpetuity.
     Section 9.2 HIPAA — Business Associate Agreement. Throughout the Term of this Agreement and for such additional time as may be required by law, rule or regulation of a Governmental Authority, American and Eagle shall maintain in force a Business Associate Agreement as provided in the Separation and Distribution Agreement, or similar agreement, as necessary to enable the Parties to comply with the Health Insurance Portability and Accountability Act and the Health Information Technology for Economic and Clinical Health Act and their applicable regulations.

ARTICLE 10
SOFTWARE LICENSE
     Section 10.1 License. Subject to the terms and conditions in this Agreement, American grants Eagle under American’s rights in the Licensed Programs, an irrevocable, perpetual, non-exclusive, sub-licensable and royalty free license to reproduce, distribute, make derivative works of, perform and display publicly and otherwise use and exploit the Licensed Programs.
     Section 10.2 Title. Other than the license expressly granted in this Agreement, American retains all right, title and interest in and to the Licensed Programs including, but not limited to, all intellectual property rights therein.
     Section 10.3 Warranty Disclaimer. THE LICENSED PROGRAMS ARE PROVIDED “AS IS” AND “WITH ALL FAULTS”. AMERICAN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED PROGRAMS. AMERICAN SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE LICENSED PROGRAMS.
ARTICLE 11
PARTIES’ RELATIONSHIP
     Section 11.1 Eagle Employees. Any Eagle employees, any Eagle Affiliate employees and any Eagle agents are employees, agents, and independent contractors of Eagle for all purposes, and under no circumstances will be deemed to be employees, agents or independent contractors of American. In its performance under this Agreement, Eagle shall act, for all purposes, as an independent contractor and not as an agent for American. American shall have no supervisory power or control over any Eagle employees or any Eagle agents engaged by Eagle in connection with its performance hereunder, and all complaints or requested changes in procedures made by American shall, in all events, be transmitted by American to Eagle’s Representative. Nothing contained in this Agreement is intended to limit or condition Eagle’s control over its operations or the conduct of its business as an air carrier.
     Section 11.2 American Employees. Any American employees and any American agents engaged in performing any of the acts American performs pursuant to this Agreement are employees, agents and independent contractors of American for all purposes and under no circumstances will be deemed to be employees, agents or independent contractors of Eagle. Eagle shall have no supervision or control over any such American employees or any American agents and any complaint or requested change in procedure made by Eagle shall be transmitted by Eagle to American’s Representative. In its performance under this Agreement, American shall act, for all purposes, as an independent contractor and not as an agent for Eagle. Nothing contained in this Agreement is intended to limit or condition American’s control over its operations or the conduct of its business as an air carrier.

     Section 11.3 Limits on Relationship. Nothing in this Agreement shall be interpreted or construed as establishing between the Parties a fiduciary relationship, partnership, joint venture or other similar arrangement. Nothing in this Agreement authorizes either Party to make any contract, agreement, warranty, or representation on the other’s behalf, or to incur any debt or obligation in the other’s name.
     Section 11.4 Third-Party Consents. Each Party shall be responsible for obtaining and maintaining any licenses, permits, consents, or approvals of Governmental Authorities and any other Persons necessary or appropriate for it to perform its obligations under this Agreement.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
     Section 12.1 Eagle Representations and Warranties. Eagle represents and warrants to American as of the date hereof as follows:
     (a) Organization and Qualification. Eagle is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and use its assets and receive the Services.
     (b) Authority Relative to this Agreement. Eagle has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Eagle. This Agreement has been duly and validly executed and delivered by Eagle and is, assuming due execution and delivery thereof by American and that American has legal power and right to enter into this Agreement, a valid and binding obligation of Eagle, enforceable against Eagle in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws, rules or regulations of a Governmental Authority relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable laws, rules or regulations of a Governmental Authority).
     (c) Conflicts; Defaults. Neither the execution or delivery of this Agreement nor the performance by Eagle of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of Eagle’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which Eagle is a party; (ii) result in the creation or imposition of liens in favor of any third person or entity; (iii) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority; or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens.

     (d) Approvals. Eagle possesses all approvals, certificates, licenses, permits or other authorizations of any Governmental Authority that are necessary or appropriate to execute and deliver this Agreement and to perform its obligations hereunder.
     Section 12.2 American Representations and Warranties. American represents and warrants to Eagle as of the date hereof as follows:
     (a) Organization and Qualification. American is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware.
     (b) Authority Relative to this Agreement. American has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of American. This Agreement has been duly and validly executed and delivered by American and is, assuming due execution and delivery thereof by Eagle and that Eagle has legal power and right to enter into this Agreement, a valid and binding obligation of American, enforceable against American in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws, rules or regulations of a Governmental Authority relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable laws, rules or regulations of a Governmental Authority).
     (c) Conflicts; Defaults. Neither the execution or delivery of this Agreement nor the performance by American of the transactions contemplated hereby will (i) violate, conflict with, or constitute a default under any of the terms of American’s certificate of incorporation, by-laws, or any provision of, or result in the acceleration of any obligation under, any material contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease or other agreement to which American is a party; (ii) result in the creation or imposition of any liens in favor of any third person or entity; (iii) violate any law, statute, judgment, decree, order, rule or regulation of any Governmental Authority; or (iv) constitute any event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration or creation or imposition of liens.
     (d) Approvals. American possesses all approvals, certificates, licenses, permits or other authorizations of any Governmental Authority that are necessary or appropriate to execute and deliver this Agreement and perform the Services and otherwise perform its obligations hereunder.
ARTICLE 13
PARTIES’ REPRESENTATIVES
     Section 13.1 Representatives’ Authority. Each Party has authorized its Representative to conduct discussions and negotiations, make and communicate decisions, frame and pose questions or issues, and resolve Disputes on behalf of that Party relating to this

Agreement. Though one Party’s employees or agents other than its Representative may also take actions of the kinds described in the preceding sentence with the other Party’s employees or agents other than its Representative, matters that require more formal discussions or negotiations between Parties shall be addressed through and by the Representatives. Each Party and its Representative are entitled to rely on the actions and decisions of the other Party’s Representative relating to this Agreement.
     Section 13.2 Designation. American designates its Managing Director of [______________] as American’s Representative, and Eagle designates its Managing Director of [______________] as Eagle’s Representative, upon and after the Effective Date until changed by the designating Party. A Party may change its Representative by Notice to the other Party. A Party may rely on and deal with the Person who is designated as the other Party’s Representative until any Notice of change is given by the other Party.
ARTICLE 14
TERMINATION
     Section 14.1 Termination Without Cause. Either Party, upon Notice to the other Party, may terminate this Agreement at any time upon or after (i) all of the Services have been discontinued pursuant to Section 4.2, Section 4.3, or Section 4.5 or (ii) the Separation and Distribution Agreement is terminated, but only if the Separation and Distribution Agreement was terminated prior to the Distribution.
     Section 14.2 Termination by Either Party. In addition to and without limiting the provisions of Section 14.1 or Section 14.3, either American, if the non-defaulting Party on the one hand, or Eagle, if the non-defaulting Party on the other hand, shall have the right to terminate this Agreement by providing Notice (which Notice shall specify the Termination Date, subject to the provisions of this Article 14) to the defaulting Party or, with respect to a termination under Section 14.2(a) below, to the Party suffering the Insolvency Event, if:
     (a) Bankruptcy. American, on the one hand, or Eagle or Eagle Holding, on the other hand, (i) makes a general assignment for the benefit of creditors or becomes insolvent, (ii) files a voluntary petition in bankruptcy, (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (iv) commences under the laws of any competent jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, readjustment of debt, dissolution, liquidation or any other similar proceeding for the relief of financially distressed debtors, (v) becomes the object of any proceeding or action of the type described in (iii) or (iv) above and such proceeding or action remains undismissed or unstayed for a period of at least sixty (60) days, or (vi) is involuntarily divested of a substantial part of its assets for a period of at least sixty (60) days (each of (i) through (vi) above an “Insolvency Event”);
     (b) Material Breach. American, on the one hand as the defaulting Party, or Eagle, on the other hand as the defaulting Party, shall refuse, neglect or fail to perform, observe, or keep either (i) any material non-monetary covenants, agreements, terms or conditions on their part to be performed, observed or kept hereunder or (ii) any other covenant, agreement, term or condition contained herein that would reasonably be expected to substantially deprive American, on the one hand as the non-defaulting Party or Eagle, on the other hand as the non-defaulting Party, of the benefits of this Agreement (individually and collectively, a “Material Breach”) and any such Material Breach shall continue for a period of sixty (60) days after Notice to cure such Material Breach to the defaulting Party thereof. Without limiting the generality of the foregoing, a Material Breach shall also be deemed to include any Material Breach that occurs at least ***** or more times during any ***** period even if subsequently cured; or
     (c) Monetary Breach. American, on the one hand, or Eagle, on the other hand, shall fail to pay any amounts owing to the other Party under the terms and conditions of this Agreement, or either Party breaches a monetary provision of this Agreement, and such monetary default or failure remains uncured for more than ten (10) days after receipt of Notice of such failure to pay or monetary breach.
Section 14.3 Termination by American. In addition to and without limiting the provisions of Section 14.1 or Section 14.2, in the event that both the Air Services Agreement and the Ground Handling Agreement expire or terminate, American may terminate this Agreement upon thirty (30) days’ Notice to Eagle. Further, nothing in this Agreement will restrict American from terminating this Agreement as permitted in any of the Ancillary Agreements.
     Section 14.4 Consequences of Termination.
     (a) Upon termination of this Agreement by American under Section 3.4 or Eagle under Section 14.2(b):
     (i) For a period of up to ***** following the Termination Date, but not following the date the Agreement was originally set to Expire as provided in Section 2.1 (the “Post Termination Period”), American shall continue to render, and Eagle shall pay for, each Service reasonably requested by Eagle until terminated or discontinued in accordance with the terms of this Agreement. The terms of this Agreement shall continue to apply during the Post Termination Period as though no termination of this Agreement had occurred.
     (ii) The Level of each Service rendered, and the Price (subject to adjustments as permitted by this Agreement) for each Service, during the Post Termination Period shall be the same as in effect immediately preceding the Termination Date.
     (b) American shall have no obligation to provide any continued Services as described above in this Section 14.4 or Migration Assistance under Section 4.6 if this

*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

Agreement is terminated by either Party under Section 14.1 or Section 14.2(a) or by American under Section 14.2(b), Section 14.2(c) or Section 14.3.
     (c) Neither Party may unilaterally rescind a Notice of termination.
ARTICLE 15
LIABILITY AND REMEDIES
     Section 15.1 Warranties. Each Party’s representations and warranties in this Agreement are made solely to and for the benefit of the other Party and, to the extent described in this Agreement, the Eagle Affiliates. No Person other than a Party may make a claim based on the other Party’s warranties under this Agreement; any claim by an Eagle Affiliate shall be made by Eagle.
     Section 15.2 Nonconforming Services. Eagle shall promptly Notify American of any Deficiency in any Service, whether rendered by American or a Subcontractor. To the extent American agrees, or it is otherwise determined by the Dispute Resolution Procedure, that a Service was or is a Nonconforming Service, American shall use its Reasonable Efforts promptly to cure or correct, or cause its Subcontractor to cure or correct, the Deficiency to the extent it may then be cured or corrected.
     (a) If the Deficiency was the result of American’s negligence, American shall not be responsible or liable for any resulting damages of Eagle.
     (b) If the Deficiency was the result of American’s gross negligence (including recklessness) or willful misconduct, American shall be responsible or liable for Eagle’s resulting damages in an amount up to:
     (i) if American’s liability is determined (by the Parties’ agreement or the Dispute Resolution Procedure) after the calendar year in which the Deficiency occurred, the aggregate amount received by American for the Nonconforming Service for the calendar year in which the Deficiency occurred;
     (ii) if American’s liability is determined during the calendar year in which the Deficiency occurred and the Nonconforming Service is a Fixed-Price Service, the annual Price for the Nonconforming Service for that calendar year; or
     (iii) if American’s liability is determined during the calendar year in which the Deficiency occurred and the Nonconforming Service is a Use-based Service, the aggregate amount received by American for the Non-conforming Service to the date the liability is determined in that calendar year.
The annual limit on American’s liability described above in this Section 15.2(b) is not cumulative from year to year. If there is more than one Deficiency in a single Service for which American is responsible or liable for damages and American’s liability for those Deficiencies is determined in the same calendar year, American’s responsibility or liability for damages resulting from all of those Deficiencies shall be subject to the applicable annual limit on liability described above in this Section 15.2(b).
     (c) If the Deficiency was the result of a Subcontractor’s negligence, gross negligence (including recklessness) or willful misconduct, and American has not independently decided to pursue the Subcontractor, American shall cooperate with Eagle and, at Eagle’s sole cost and expense, take such commercially reasonable action against the Subcontractor that Eagle may reasonably request to have such Subcontractor remedy the Deficiency and/or compensate Eagle for damages of Eagle caused by the Deficiency. In the event American recovers damages from the Subcontractor for such Deficiency, then American shall provide Eagle the net recovery (after first deducting for American’s costs and expenses in obtaining such recovery that have not already been paid by Eagle). Eagle acknowledges that the amount American may recover from such Subcontractor may not be solely for Eagle’s damages and, in such event, American and Eagle will work in good faith to equitably allocate the recovery between American and Eagle.
     Section 15.3 Indemnities for Certain Breaches and Other Matters. The following shall apply to any breach of, and certain other damages relating to, this Agreement, other than a Deficiency for which American has no liability for damages under Section 15.2(a), or a nonpayment by Eagle of any amount relating to an invoice:
     (a) Subject to the limits on liability described in Section 15.2(b), and further subject to the indemnities provided in Section 15.3(b) and Section 15.3(c) (which indemnities will control over those provided in this Section 15.3(a)) each Party shall indemnify the other Party against all damages of the Indemnified Party, or any of its Indemnified Agents, resulting from or relating to any breach of this Agreement, including a breach of any warranty in this Agreement, by the Indemnifying Party.
     (b) Eagle shall indemnify American against all damages of American or any of its Indemnified Agents, including any *****, resulting from:
     (i) any violation by Eagle or an Eagle Affiliate of any obligation imposed on it under that Service Subcontract;
     (ii) the actions or omissions of Eagle’s or an Eagle Affiliate’s employees or agents under or in connection with that Service Subcontract;
     (iii) Eagle’s discontinuance of any Service that American renders, in whole or in part, by that Service Subcontract, even if permitted by ARTICLE 4; provided that Eagle’s liability related to this sub-section will be limited to *****
     (iv) Eagle or an Eagle Affiliate performing itself or obtaining from any Person other than American or its Subcontractor any service or

*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

services to supplement or substitute for any Service that American renders, in whole or in part, by that Service Subcontract, even if permitted by Section 5.1 and Section 5.2; provided that Eagle’s liability related to this sub-section will be limited to *****; or
     (v) the termination (not the Expiration) of this Agreement other than a termination by Eagle under Section 14.2(a) or Section 14.2(b).
     (c) Eagle shall also indemnify American against all damages of American or any of its Indemnified Agents resulting from or relating to:
     (i) any Third-Party Claim arising out of or related to the Services or the Licensed Programs; or
     (ii) any sales, use, or similar taxes (however described) applicable to any of the Services, in whole or in part, that are assessed or levied against or paid by American.
     (d) The indemnification obligations in Section 15.3(a), Section 15.3(b) and Section 15.3(c) shall be extinguished to the extent that the damages of the Indemnified Party , or any of its Indemnified Agents for whom or which the Indemnified Party is seeking indemnification, were caused by the gross negligence (including recklessness) or willful misconduct of the Person for whom or which indemnification is sought. THE INDEMNIFICATION PROVISIONS IN Section 15.3(a), Section 15.3(b) AND Section 15.3(c) EXPRESS THE PARTIES’ INTENT THAT A PERSON BE INDEMNIFIED AGAINST ITS OWN ORDINARY NEGLIGENCE, OR THE RESULTS OF THAT ORDINARY NEGLIGENCE, UNDER THIS AGREEMENT.
     (e) If an Indemnification Claim is not based on a Third-Party Claim, the Indemnified Party shall give an Indemnification Claim Notice promptly after the event constituting the basis or the Indemnification Claim; its failure to do so, however, shall relieve the Indemnifying Party of its indemnification obligations only to the extent the Indemnifying Party is actually prejudiced by that failure. If the Indemnified Party gives an Indemnification Claim Notice regarding an Indemnification Claim not based on a Third-Party Claim, the Indemnifying Party shall Notify the Indemnified Party within the Indemnification Response Period whether the Indemnifying Party disputes all or any portion of the Indemnification Claim. If the Indemnifying Party does not give that dispute Notice or agrees to accept liability for all or a portion of the Indemnification Claim, the Indemnification Claim, or the agreed portion of that Indemnification Claim, shall be the Indemnifying Party’s liability. Otherwise, the Indemnification Claim shall be deemed a Dispute to be resolved by the Dispute Resolution Procedure.
     (f) The Indemnified Party shall provide the Indemnifying Party with prompt Notice of any Third-Party claim which the Indemnified Party believes gives rise to a

*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

claim for indemnity against the Indemnifying Party. Notwithstanding the foregoing, the failure of an Indemnified Party to promptly provide Notice shall not constitute a waiver by the Indemnified Party of any right to indemnification or otherwise relieve such Indemnifying Party from any liability hereunder unless and only to the extent that the Indemnifying Party is materially prejudiced as a result thereof, and in any event shall not relieve such Indemnifying Party from any liability which it may have otherwise than on account of this Article 15. The Indemnifying Party shall be entitled, if it accepts financial responsibility for the Third-Party Claim, to control the defense of or to settle any such Third-Party Claim at its own expense and by its own counsel; provided, that the Indemnified Party’s prior Consent (which may not be unreasonably withheld or delayed) must be obtained prior to settling any such Third-Party Claim. The Indemnified Party shall provide the Indemnifying Party with such information as the Indemnifying Party shall reasonably request to defend any such Third-Party Claim and shall otherwise cooperate with the Indemnifying Party in the defense of any such Third-Party Claim. If the Indemnifying Party does not accept financial responsibility for the Third-Party Claim or fails to defend against the Third-Party Claim that is the subject of a Notice under this Section 15.3 within (30) thirty days of receiving such Notice (or sooner if the nature of the Third-Party Claim so requires), or otherwise contests its obligation to indemnify the Indemnified Party in connection therewith, the Indemnified Party may, upon providing Notice to the Indemnifying Party, pay, compromise or defend such Third-Party Claim. In the latter event, the Indemnified Party, by proceeding to defend itself or settle the matter, does not waive any of its rights hereunder to later seek indemnification from the Indemnifying Party. Except as set forth in this Section 15.3, the Indemnified Party shall not enter into any settlement or other compromise or Consent to a judgment with respect to a Third-Party Claim as to which the Indemnifying Party has an indemnity obligation hereunder without the prior Consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), and the entering into of any settlement or compromise or the Consent to any judgment in violation of the foregoing shall constitute a waiver by the Indemnified Party of its right to indemnity hereunder to the extent the Indemnifying Party is prejudiced thereby. Any Indemnifying Party shall be subrogated to the rights of the Indemnified Party to the extent that the Indemnifying Party pays for any loss, damage or expense suffered by the Indemnified Party hereunder. Notwithstanding anything contained in this Section 15.3 to the contrary, Contractor and American shall cooperate in the defense of any claim imposed jointly against them.
     Section 15.4 Time for Claims.
     (a) Eagle may make a claim against American for the cure or correction of any Deficiency only within two years after the Deficiency occurred; any Deficiency shall be deemed to have occurred when the particular Nonconforming Service was rendered.
     (b) A Party may make an Indemnification Claim:
     (i) not based on a Third-Party Claim, only within two years after the breach or other event constituting the basis for that Indemnification Claim occurred, even if not discovered until after that second anniversary, or

     (ii) based on a Third-Party Claim, at any time.
     Section 15.5 Right of Set-Off. If a Party hereto shall be in default pursuant to this Agreement to the other Party, then the non-defaulting Party shall be entitled to set-off from any undisputed payment owed by such non-defaulting Party to the defaulting Party hereunder any undisputed amount owed by the defaulting Party to the non-defaulting Party hereunder; provided, that contemporaneously with any such set-off, the non-defaulting Party shall give Notice of such action to the defaulting Party; provided further, that the failure to give such Notice shall not affect the validity of the set-off. It is specifically agreed that (i) for purposes of the set-off by any non-defaulting Party, mutuality shall be deemed to exist between American and Eagle and (ii) the right of set-off is given as additional security to induce the Parties to enter into the transactions contemplated hereby and by the Ancillary Agreements. Upon completion of any such set-off, the obligation of the defaulting Party to the non-defaulting Party shall be extinguished to the extent of the amount so set-off. This set-off provision shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any non-defaulting Party is at any time otherwise entitled (either by operation of law, contract or otherwise).
     Section 15.6 Punitive Damages. EXCEPT TO THE EXTENT A PARTY MAY BE REQUIRED TO PAY IN CONNECTION WITH A CLAIM FOR INDEMNIFICATION UNDER Section 15.3(b) OR Section 15.3(c), NEITHER PARTY TO THIS AGREEMENT NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR CLAIMS FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES, INCLUDING LOST REVENUES, LOST PROFITS OR LOST PROSPECTIVE ECONOMIC ADVANTAGE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW, RULE OR REGULATION OF A GOVERNMENTAL AUTHORITY OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, AND EACH PARTY RELEASES THE OTHER AND ITS AFFILIATES FROM LIABILITY FOR ANY SUCH DAMAGES. NEITHER PARTY SHALL BE ENTITLED TO RESCISSION OF THIS AGREEMENT AS A RESULT OF BREACH OF THE OTHER PARTY’S REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS, OR FOR ANY OTHER MATTER; PROVIDED THAT NOTHING IN THIS Section 15.6 SHALL RESTRICT THE RIGHT OF EITHER PARTY TO EXERCISE ANY RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO ARTICLE 14.
     Section 15.7 Exclusive Remedies. Except for the termination right stated in Article 14 and the relief described in Section 18.2(b) and in the Dispute Resolution Procedure, the remedies described in this Article 15 are the exclusive rights and remedies of a Party regarding any breach of this Agreement or any other matter that may be the subject of an Indemnification Claim.
     Section 15.8 Survival. The rights, remedies, and obligations under this Article 15shall continue on and after Expiration or the termination of this Agreement.

ARTICLE 16
FORCE MAJEURE
     Section 16.1 No Breach or Liability. No delay or failure of a Party to perform any of its obligations, other than payment obligations, under this Agreement due to causes beyond its reasonable control shall constitute a breach of this Agreement or render that Party liable for that delay or failure. Causes beyond a Party’s reasonable control include:
     (a) events or circumstances that the Party, using its Reasonable Efforts, is unable to prevent or overcome;
     (b) as to American, causes also beyond the reasonable control of the Person to whom or which American has Subcontracted the affected Service or part thereof in accordance with this Agreement; and
     (c) labor disputes, strikes, or other similar disturbances; acts of God; utilities or communications failures; acts of the public enemy; and riots, insurrections, sabotage, or vandalism.
     Section 16.2 Notice of Excusable Delay or Failure. If a Party anticipates any excusable delay or failure under Section 16.1, it shall promptly Notify the other Party of the anticipated delay or failure, the anticipated effect of that delay or failure, and any actions that are being or are to be taken to alleviate or overcome the cause of the delay or failure.
     Section 16.3 Efforts to Overcome. If a Party is claiming an excusable delay or failure under Section 16.1, it shall use its Reasonable Efforts to alleviate or overcome the cause of the delay or failure as soon as practicable.
ARTICLE 17
DISPUTE RESOLUTION
     Section 17.1 Resolution of Disputes. Except as specifically provided in Section 17.2 hereof, prior to, and in certain circumstances (as specified in this Section 17.1) in lieu of, any Party’s right to seek any remedy in a court of competent jurisdiction, the Parties hereby agree that they shall resolve any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof (each a “Dispute”) as follows:
     (a) Invoice and Billing Disputes. With respect to any Disputes relating to any invoice or billing matter American and Eagle shall in good faith use Reasonable Efforts to resolve such Dispute as follows:
     (i) Within thirty (30) days following the receipt of any bill or invoice, either American or Eagle, as the case may be, if disputing such bill or invoice, shall provide Notice to the other of the amount in question and submit payment for all amounts not in Dispute as set forth in the bill or invoice in accordance with Article 7.

     (ii) If American and Eagle have not resolved the Dispute within ten (10) days of Notice of such a Dispute, then American and Eagle shall submit the Dispute to a mutually agreed upon independent auditor for prompt resolution. The costs and expenses associated with such independent auditor shall be borne equally by American and Eagle.
     (iii) If the amount of the Dispute is equal to or less than *****, the decision of the independent auditor shall be binding on all Parties for all purposes hereof and shall not be subject to further objection or appeal, including pursuant to any other provision set forth in this Article 17 or otherwise.
     (iv) If the amount of the Dispute exceeds *****, then either American or Eagle may within ten (10) days following the decision of the independent auditor, implement the following:
     (A) Either American or Eagle may give Notice to the Representatives of American and Eagle of the Dispute, which Notice shall identify the Dispute to be discussed. The designated Representatives shall meet as promptly as possible to negotiate in good faith to resolve the Dispute.
     (B) If the Representatives do not resolve the Dispute within ten (10) days following the date of the Notice specified in subparagraph (A) above or such longer period as may be mutually agreed to by the Representatives, then the Dispute shall be referred (by either or both of the Representatives) to American’s Vice President of Network Planning and Eagle’s Chief Financial Officer for resolution.
     (C) The Vice President of Network Planning of American and the Chief Financial Officer of Eagle shall meet within ten (10) days following any referral to them by either of the Representatives and negotiate in good faith to resolve the Dispute.
     (D) If the Vice President of Network Planning of American and the Chief Financial Officer of Eagle are unable to resolve the Dispute within such specified period, then either may refer the Dispute to the Senior Vice President of Marketing and Planning of American and the Chief Executive Officer of Eagle and they shall meet as promptly as possible to negotiate in good faith to resolve the Dispute.
     (E) Failure to resolve the billing or invoice Dispute with thirty (30) days following any referral to the Senior Vice President of Marketing and Planning of American and the Chief Executive Officer of Eagle shall

*	THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

give either American or Eagle the right to seek applicable remedies under this Agreement in a court of competent jurisdiction.
     (v) The Parties agree to continue to perform their respective obligations under this Agreement while a billing or invoice Dispute is being resolved pursuant to this Section 17.1(a).
     (vi) In the event there is no officer holding the title Vice President of Network Planning or the Senior Vice President of Marketing and Planning at American, then the duties under this Section 17.1(a) shall be performed by an executive performing similar duties and functions.
     (b) Other Disputes. With respect to any other Disputes, the Parties hereto agree that, except as provided in Section 17.2 below, before seeking any remedy in a court of competent jurisdiction, the following procedures shall apply
     (i) The Parties shall comply with the meet and confer procedures set forth in Section 17.3 hereof.
     (ii) If the Parties’ Representatives are not able to resolve the Dispute pursuant to Section 17.3 within ten (10) days of the Notice provided under Section 17.3, or such longer period as may be mutually agreed to by the Representatives, then the Dispute shall be referred (by either or both of the Representatives) to the Vice President of Network Planning of American and the Chief Financial Officer of Eagle.
     (iii) The Vice President of Network Planning of American and the Chief Financial Officer of Eagle shall meet within ten (10) days following any referral to them by either of the Representatives and negotiate in good faith to resolve the Dispute.
     (iv) If the Vice President of Network Planning of American and the Chief Financial Officer of Eagle are unable to resolve the Dispute within such specified period, then either may refer the Dispute to the Senior Vice President of Marketing and Planning of American and the Chief Executive Officer of Eagle and they shall meet as promptly as possible to negotiate in good faith to resolve the Dispute.
     (v) Failure to resolve the Dispute with thirty (30) days following any referral to the Senior Vice President of Marketing and Planning of American and the Chief Executive Officer of Eagle shall give either Party the right to seek applicable remedies under this Agreement in a court of competent jurisdiction.
     (vi) The parties hereby agree to continue to perform their respective obligations under this Agreement while a Dispute or issue is being resolved pursuant to the provisions of this Section 17.1(b).

     (vii) In the event there is no officer holding the title Vice President of Network Planning or the Senior Vice President of Marketing and Planning at American, then the duties under this Section 17.1(b) shall be performed by an executive performing similar duties and functions.
     Section 17.2 Equitable Remedies. Notwithstanding the provisions of Section 17.1 hereof, American and Contractor each hereby acknowledge and agree that if the rights of a Party may be materially and irreparably harmed by actions to be taken or taken by another Party, in addition to its rights under this Agreement, a Party may apply to any court of law or equity of competent jurisdiction in the State of Texas sitting in Tarrant County Texas for specific performance and/or other injunctive relief in order to enforce or prevent any breach of this Agreement or enjoin other such action being taken or proposed to be taken by the other Party.
     Section 17.3 Meet and Confer. To the extent that this Agreement requires that the Parties meet and confer in any circumstance, any Party may give Notice to both Parties’ Representatives of the issue or matter to be discussed and, except to the extent another representative of a Party is designated in accordance with the terms of this Agreement, the Parties’ Representatives shall meet within ten (10) days to promptly negotiate in good faith. The Parties agree to continue to perform their respective obligations under this Agreement while the matter or issue is being resolved pursuant to this Section 17.3.
ARTICLE 18
EXPENSES AND TAXES
     Section 18.1 Expenses. Each Party shall be solely responsible for its costs and expenses incurred in performing its obligations and exercising its rights and remedies under this Agreement, except as otherwise provided in this Agreement.
     Section 18.2 Taxes. Subject to the provisions of the Tax Matters Agreement between AMR and Eagle Holding or any other controlling agreement between the Parties, the Parties shall be responsible for Taxes relating to or arising from this Agreement as follows:
     (a) Each Party shall be responsible for its own income and franchise taxes and for all other Taxes (however denominated) based on its own income, receipts or earnings, whether gross or net.
     (b) Eagle shall be responsible for all sales, use, value-added and similar Taxes (however denominated) applicable to the Services, in whole or in part. This obligation includes Eagle’s paying such Taxes identified in American’s invoices submitted to Eagle for the Services.
     (i) If Eagle claims an exemption or exclusion from taxes of this kind, it shall deliver to American a certificate or letter stating Eagle’s good-faith belief that a Service is not, in whole or in part, subject to those taxes. Whether or not Eagle delivers that certificate or letter, however, it shall indemnify American, in accordance with Section 15.3(c), against any taxes of this kind assessed or levied against, or paid by, American and any other related damages of American.

     (ii) If American receives an assessment from a Governmental Authority covering Taxes for which Eagle is responsible under this Section 18.2(b), American shall Notify Eagle of the assessment and Eagle may request, in accordance with Section 18.2(b)(iv), American to timely protest the assessment at Eagle’s sole expense. If payment to the Governmental Authority is required by law as a condition to protest, Eagle shall timely remit to American the required amount for such payment.
     (iii) If Eagle believes it has overpaid Taxes to American for any of the Services (in whole or in part), Eagle may request, in accordance with Section 18.2(b)(iv), American to file a claim for a refund at Eagle’s sole expense. If permitted by law, American may assign any right to a refund directly to Eagle instead of filing a refund claim in its own name. Any refund of Taxes received by American under this Section 18.2(b)(iii) shall be promptly remitted to Eagle.
     (iv) American shall reasonably consider a request by Eagle under Section 18.2(b)(ii) or Section 18.2(b)(iii) in good faith, which shall not be unreasonably withheld; provided, , American may, at any time, require Eagle to deliver to American, at Eagle’s sole expense, an opinion from a nationally-recognized law firm selected by Eagle and suitable to American stating that Eagle’s tax position is at least more likely than not to be sustained on its merits; provided further, that American, at any time and in its sole discretion, may elect to remit to Eagle the amount of such contested Tax in lieu of either protesting any assessment or filing a claim for refund.
     (v) Except as stated in the next sentence, any Dispute between the Parties regarding the application of any Taxes to any Service (in whole or in part) shall be resolved by the Dispute Resolution Procedure. Any Dispute as to the amount of Tax (if any) owed to a Governmental Authority, including a Dispute between a Party and the Governmental Authority, need not be resolved by the Dispute Resolution Procedure, but may be resolved by any appropriate administrative or legal procedure available to a Party or the Parties under this Agreement apart from the Dispute Resolution Procedure, provided, American shall not be obligated to undertake any administrative or judicial proceeding on Eagle’s behalf (and at its sole expense) unless such action is severable from American’s audit, appeal or litigation.
     (c) Each Party shall be responsible for all real property, personal property, and other similar Taxes (however denominated) based on its owned or leased property, whether real or personal.
     (d) Each Party shall be responsible for all employment-related Taxes (however denominated) regarding its own employees.

Each Party shall cooperate with any reasonable request of the other Party to restructure any Service (in whole or in part) or to take any other reasonable action to avoid or minimize any duplicate Taxes that might be imposed; the requesting Party shall bear the expenses of the other Party’s compliance.
ARTICLE 19
MISCELLANEOUS
     Section 19.1 Notices. All Notices, Consents, or amendments under this Agreement shall be in writing and shall be deemed given to American or Eagle, as the case may be, upon (i) confirmation of receipt of a delivery in person; (ii) a transmitter’s confirmation of a receipt of a facsimile or e-mail transmission (but only if followed by confirmed delivery the following Business Day (a) by a nationally recognized overnight courier or (b) by hand); or (iii) confirmed delivery by a nationally recognized overnight courier, to the Parties at the following addresses:
     if to American, to:
American Airlines, Inc.
4333 Amon Carter Blvd.
Mail Drop 5675
Ft. Worth, TX 76155
Attn: Corporate Secretary
Facsimile No.:
Telephone No.:

     if to Eagle, to:
American Eagle Airlines, Inc.
4333 Amon Carter Blvd.
Mail Drop 5494
Ft. Worth, TX 76155
Attn: General Counsel
Facsimile No.:
Telephone No.:
     or, in each case, to such other address as a Party may have furnished to the other Party by a Notice in accordance with this Section 19.1.
     Where in this Agreement the words “request,” “directed,” “inform,” “furnish” or “approved” or similar phrases, expressions or derivatives thereof are used rather than the terms Notice or Consent, such instruction to receive such communication shall be sufficient if done orally (and not in writing) (each a “Communication”) so long as it is provided (i) in accordance with past practices or, if there are no past practices, in accordance with customary industry practices, (ii) the Person providing the Communication reasonably believes that the Person receiving such Communication is authorized to receive such Communication and (iii) the Person receiving such Communication reasonably believes the Person providing such Communication has the apparent or actual authority to undertake the action in question.
     Section 19.2 Binding Effect and Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding and enforceable upon the Parties and their respective successors and permitted assigns. Except with respect to (a) a merger, reorganization, or consolidation of American with or into another Person, (b) an assignment of this Agreement or any rights pertaining thereto, in whole or in part, by American to an Affiliate, or (c) a transaction, or series of transactions, by American involving the sale, pledge, lease, transfer or exchange of substantially all of the assets of American, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without prior Consent of the other Party. In the event of (c) above, Eagle shall be deemed to have released (without further action on the part of Eagle) American from any and all duties, obligations and liabilities (including assignor liability) arising under this Agreement after the date of assignment.
     Section 19.3 Amendment and Modification. This Agreement may not be amended or modified in any respect except by a written agreement signed by both of the Parties.
     Section 19.4 Waiver. The performance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the Party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.
     Section 19.5 Interpretation. The table of contents and the article, section and other headings and subheadings contained in this Agreement and in the schedules hereto are solely for the purpose of reference, are not part of the agreement of the Parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Schedule hereto. All references to days, months or years shall be deemed references to calendar days, months or years, unless otherwise provided. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to an “Article,” a “Section,” or a “Schedule” shall be deemed to refer to an article or section of this Agreement or a Schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     Section 19.6 Cooperation with Respect to Reporting. Each Party shall use its Reasonable Efforts to cooperate with the other Party in providing necessary data, to the extent in the possession of the first (1st) Party, required by such other Party to meet any reporting requirements to, or otherwise in connection with any filing with or provision of information to be made to, any regulatory agency, stock exchange, or other Governmental Authority.
     Section 19.7 Entire Agreement; Conflicts with this Agreement. This Agreement embodies the entire agreement between the Parties hereto concerning the subject matter hereof and such agreement terminates and supersedes all prior or contemporaneous agreements, discussions, undertakings and understandings, whether written or oral, express or implied, concerning the subject matter hereof. Although it is recognized that the Parties or their Affiliates also are entering into the Ancillary Agreements, the Parties agree and acknowledge that this Agreement shall be construed and interpreted (to the extent any such construction or interpretation ever is necessary) without reference to, or supplementation by, the terms of such Ancillary Agreements other than as expressly stated in this Agreement. The effectiveness of this Agreement shall not be deemed a waiver by either Party of any disclosed or undisclosed breach, default, event of default or termination event under such other agreements. If any of the terms or provisions of this Agreement conflict with any terms or provisions of the Ancillary Agreements, then the terms and provisions of this Agreement shall govern and control for all purposes; provided, that terms and provisions not addressed in this Agreement shall not be deemed to be a conflict with the Ancillary Agreements and all such additional terms and provisions contained in the Ancillary Agreements shall be given full force and effect. Furthermore, the Parties agree that in the event of a conflict between Article 15 and the indemnification provisions of the Ancillary Agreements, this Agreement shall control.
     Section 19.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 19.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding New York conflict of laws principles that might call for the application of the law of another jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.
     Section 19.10 Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.
     Section 19.11 Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Texas and, if such court does not have jurisdiction, of the courts of the State of Texas sitting in Tarrant County Texas for the purposes of any suit, action or other proceeding arising out of this Agreement or the subject matter hereof brought by the other Party. To the extent permitted by applicable laws, rules or regulations of a Governmental Authority, each Party waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim (a) that it is not subject to the jurisdiction of the above-named courts; (b) that the suit, action or proceeding is brought in an inconvenient forum; or (c) that the venue of the suit, action or proceeding is improper. Each Party further waives any right to a trial by jury.
     Section 19.12 Further Assurances. The Parties agree to take such further actions and execute and deliver such other documents, certificates, agreements and other instruments as may be reasonably necessary or desirable in order to implement the transactions contemplated by this Agreement.
     Section 19.13 No Third Party Beneficiaries. Nothing in this Agreement or any Ancillary Agreement, expressed or implied, is intended to confer upon any party, other than the Parties and their respective permitted assigns, any rights, privileges, remedies, duties, obligations or liabilities under or by reason of this Agreement and no Person who is not a party to this Agreement may rely on the terms hereof. Notwithstanding the foregoing, each American Indemnified Agent shall be a third party beneficiary with respect to Section 15.3 hereof and shall have all of the rights, benefits and privileges of a third party beneficiary with respect to Section 15.3.
     Section 19.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature or portable document format (pdf).
     Section 19.15 Survival of Certain Obligations. Except (i) for the covenants and agreements in Article 1, Section 4.6 (for the period provided in such section), Section 8.2, Article 10 (unless the Agreement is terminated under Section 14.1), Article 9, Section 14.4(a) (for the period provided in Section 14.4) Article 15, Article 17, Article 18 and Article 19, all representations, warranties, covenants and agreements of the Parties set forth herein shall terminate and expire, and shall cease to be in full force and effect following the Expiration or Termination Date of this Agreement.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have entered this Agreement effective as of the Effective Date.

AMERICAN AIRLINES, INC.
By:
Name:
Title:

AMERICAN EAGLE AIRLINES, INC
By:
Name:
Title: